EXHIBIT 99.1
(INHIBITEX LOGO)
PRESS RELEASE
www.inhibitex.com

CONTACTS:
Inhibitex, Inc.
Russell H. Plumb	Laura Perry (Investors)
Chief Financial Officer	Stern Investor Relations, Inc.
(678) 746-1136	(212) 362-1200
rplumb@inhibitex.com	laura@sternir.com

INHIBITEX ANNOUNCES RESULTS OF MSCRAMM® PLATFORM REVIEW
-Veronate Review Supports Continued Development of MSCRAMM-based Programs—
-Company to Pursue Opportunities to Enhance Late-Stage Pipeline-
- Conference Call at 9:00 a.m. Eastern Time-
ATLANTA, GA — June 29, 2006 — Inhibitex, Inc. (Nasdaq: INHX) today announced plans for the future development of its MSCRAMM-based programs for the prevention and treatment of serious, life-threatening infections, and its intention to pursue late-stage opportunities to expand its near-term development pipeline. The company’s plans are based on a comprehensive review of the preclinical and clinical results of its Veronate® program as well as an internal assessment of the company’s pipeline, assets, resources and capabilities.
“The results of our review support our belief in the potential of our MSCRAMM-based approach to play a meaningful role in the prevention and treatment of serious, life threatening bacterial and fungal infections and that further investment in these programs is warranted,” stated William D. Johnston, Ph.D., president and chief executive officer of Inhibitex. “However, at this time our existing programs represent what we consider longer-term growth opportunities. We recognize the need to focus and align our financial and management resources on opportunities that can sustain our growth in both the near- and long-term. Therefore, to better balance our product pipeline, we intend to reserve a significant portion of our financial resources to pursue later-stage clinical programs outside of our MSCRAMM platform via in-licensing or merger and acquisition opportunities. To preserve our resources, we will seek corporate partners that can provide financial and other synergistic capabilities to support the development and maximize the potential of our MSCRAMM programs. Pending the outcome of partnering discussions, we have made a strategic decision to conduct in vivo studies of Aurexis®, our humanized monoclonal antibody for the treatment in combination with antibiotics of Staph aureus infections, but suspend the initiation of any additional clinical trials of Aurexis.”
Results of the Veronate Review
The company also reported the results of an in-depth assessment of its Veronate program for the prevention of hospital-associated Staphylococcus aureus (S. aureus) infections in premature very low birth weight infants.
On April 3, 2005 Inhibitex announced that its pivotal Phase III study of Veronate for the prevention of hospital-associated infections due to S. aureus infections in premature very low birth weight infants failed to achieve its primary and secondary endpoints. Due to the apparent inconsistencies of these results when compared to prior preclinical and clinical data, the company undertook an extensive review of the entire Veronate program.

Inhibitex, Inc.      t      9005 Westside Parkway      t      Alpharetta, GA 30004      t      Tel: (678) 746-1100      t      Fax: (678) 746-1299

As part of this review, Inhibitex performed additional in vitro studies involving clinical trial material used in the Phase II and Phase III trials and examined all of the preclinical and clinical data from the Veronate program. The conclusions from these analyses were that neither the manufacturing of Veronate nor a change in the S. aureus strains contributed to the Phase III results. In addition, the results of the in vitro studies confirmed the biological activity of the specific MSCRAMM antibodies contained in Veronate.
Further, additional retrospective analysis of data from infants in the Phase III trial that acquired a S. aureus or definitive coagulase negative staphylococcal (CoNS) infection (n= 549) was performed. In infants that received Veronate, a 51% reduction in all-cause mortality was observed (6.3% vs. 12.9%, p=0.05). At the Pediatric Society Meeting held in April of this year, the company reported a favorable trend for a reduction in all-cause mortality for infants treated with Veronate (p=0.13). This confirmed a similar trend observed in the Phase II trial.
The company also assembled a panel of independent experts in the fields of neonatology, immunology and infectious diseases to review the Phase III data and the potential utility of antibodies to prevent staphylococcal infections in very low birth weight infants. The independent expert panel reached the following conclusions:
•	the Phase III trial results may have been influenced by the immune status of very low birth weight infants;

•	adjunct therapy that stimulates the immune system may be a prerequisite to a prophylactic antibody approach in very low birth weight infants;

•	it was unlikely that the change in dose timing from the Phase II trial to the Phase III trial was responsible for the Phase III results;

•	monoclonal antibodies or antibodies resulting from vaccination may provide a more robust benefit than naturally occurring antibodies such as those contained in Veronate; and,

•	the Phase III results should not limit future development of MSCRAMM antibodies and vaccines targeted for other patient populations with adequately functioning immune systems.
“We concur with the expert panel that the Phase III results should not adversely influence the further development of Aurexis and our other MSCRAMM antibody-based programs,” added Dr. Johnston. “Additionally, data from the Phase III trial confirmed that hospital-associated infections in very low birth weight infants remain a significant unmet need, and support the hypothesis that Veronate may provide benefit by reducing mortality. We also agree with the panel that it is worthwhile exploring the utility of our MSCRAMM antibodies in combination with therapies that stimulate the neonatal immune system. We intend to conduct additional laboratory studies to evaluate this approach.”
Conference Call and Webcast Information
William D. Johnston, Ph.D., president and other members of the Inhibitex senior management team will discuss the company’s strategy and review the results of the assessment of the MSCRAMM platform via a webcast and conference call today at 9:00 a.m. ET. To access the call, please dial (800) 638-5495 (domestic) or (617) 614-3946 (international) five minutes prior to the start time, and provide the access code 56147929. A replay of the call will be available from 11:00 a.m. ET on June 29, 2006 until July 29, 2006 at midnight. To access the replay, please call (888) 286-8010 (domestic) or (617) 801-6888 (international) and reference access code 33450847. A live audio webcast of the call will also be available on the “Investors” section of the company’s website, www.inhibitex.com. An archived webcast will be available in the Investors section of the Inhibitex website approximately two hours after the event for a period of thirty (30) days.

Inhibitex, Inc.      t      9005 Westside Parkway      t      Alpharetta, GA 30004      t      Tel: (678) 746-1100      t      Fax: (678) 746-1299

About Inhibitex
Inhibitex, Inc., headquartered in Alpharetta, Georgia, is a biopharmaceutical company focused on the discovery, development and commercialization of antibody-based products for the prevention and treatment of serious, life-threatening infections. All of the company’s drug development programs are based on its proprietary MSCRAMM protein platform. MSCRAMM proteins are located on the surface of pathogenic organisms, and are responsible for the initiation and spread of infections. The company’s pipeline consists of Aurexis for the treatment of S. aureus bloodstream infections and five preclinical programs that include a collaboration and joint development agreement with Dyax to develop fully human monoclonal antibodies against MSCRAMM proteins on enterococci and a partnership with Wyeth to develop staphylococcal vaccines. For additional information about the company, please visit www.inhibitex.com.
Inhibitex ®, MSCRAMM ®, Veronate ®, and Aurexis ® are registered trademarks of Inhibitex, Inc.
Safe Harbor Statement
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve substantial risks and uncertainties. All statements, other than statements of historical facts included in this press release, including: the company’s plans or intent to (i) continue the development of its MSCRAMM-based programs, (ii) perform additional laboratory studies to evaluate its MSCRAMM antibodies in combination therapy in very low birth weight infants, (iii) reserve a significant portion of its resources to pursue later-stage clinical programs pursue late-stage opportunities, (iv) to expand its near-term development pipeline, (v) suspend additional clinical trials of Aurexis pending the outcome of partnering discussions, and (vi) seek partners that can bring financial and other synergistic capabilities to the development of the company’s MSCRAMM programs; and the potential for the company’s MSCRAMM protein platform to play a meaningful role in the prevention and treatment of serious, life threatening bacterial and fungal infections are forward-looking statements. These plans, intentions, expectations or estimates may not actually be achieved and various important factors could cause actual results or events to differ materially from the forward-looking statements that the company makes, including the ability of the company to find suitable partners or in-licensing or merger and acquisition opportunities on acceptable terms and conditions, if at all; the clinical viability of the MSCRAMM platform; having adequate resources to continue its MSCRAMM-based research and development efforts; and the company’s ability to manage its expenses in line with its expectations and other risks and cautionary statements contained elsewhere herein and in risk factors described in or referred to in greater detail in the “Risk Factors” section of the company’s Annual Report on Form 10-K for the year ended December 31, 2005 as filed with the Securities and Exchange Commission, or SEC, on March 13, 2006. Given these uncertainties, you should not place undue reliance on these forward-looking statements, which apply only as of the date of this press release.
There may be events in the future that the company is unable to predict accurately, or over which it has no control. The company’s business, financial condition, results of operations, and prospects may change. The company may not update these forward-looking statements, even though its situation may change in the future, unless it has obligations under the Federal securities laws to update and disclose material developments related to previously disclosed information. The company qualifies all of the information contained in this press release, and particularly its forward-looking statements, by these cautionary statements.
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Inhibitex, Inc.      t      9005 Westside Parkway      t      Alpharetta, GA 30004      t      Tel: (678) 746-1100      t      Fax: (678) 746-1299